EXHIBIT 5.1

October 17, 2025

Palatin Technologies, Inc.

11 Deer Park Drive, Suite 204

Monmouth Junction, NJ 08512

Ladies and Gentlemen:

We have acted as counsel to Palatin Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of this registration statement on Form S-1 (the “Registration Statement”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus contained therein (the “Prospectus”). We are rendering this opinion in connection with the filing by the Company of the Registration Statement relating to the offer and sale by the Company (the “Offering”) of (i) up to 2,653,846 shares (each, a “Share”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), which includes 346,154 shares subject to the underwriters’ over-allotment option, as described in the Registration Statement (the “Over-Allotment Option”), (ii) up to 2,653,846 pre-funded warrants to purchase up to 2,653,846 shares of Common Stock (the “Pre-Funded Warrants”), which includes 346,154 pre-funded warrants subject to the Over-Allotment Option, (iii) up to 2,653,846 Series J Common Warrants to purchase up to 2,653,846 shares of Common Stock (the “Series J Common Warrants”), which includes 346,154 Series J Common Warrants subject to the Over-Allotment Option, (iv) up to 2,653,846 Series K Common Warrants to purchase up to 2,653,846 shares of Common Stock (the “Series K Common Warrants” and, together with the Series J Common Warrants, the “Warrants”), which includes 346,154 Series K Common Warrants subject to the Over-Allotment Option, and (v) up to 53,077 Underwriter Warrants to purchase up to 53,077 shares of Common Stock (the “Underwriter Warrants”), which includes 6,923 shares that the underwriters named in the Registration Statement would be able to purchase if the Over-Allotment Option is exercised in full. The shares of Common Stock to be issued pursuant to the Pre-Funded Warrants are referred to herein as the “Pre-Funded Warrant Shares” and the shares of Common Stock to be issued pursuant to the Warrants are referred to herein as the “Warrant Shares” and the shares of Common Stock to be issued pursuant to the Underwriter Warrants are referred to herein as the “Underwriter Warrant Shares.” The Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Warrants, and Warrant Shares are being registered and to be issued pursuant to the Registration Statement.

In rendering this opinion letter, we have examined the Registration Statement, the Prospectus, the form of underwriting agreement to be entered into by and among the Company and the representative, substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”) and such other documents and reviewed such questions of law as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion letter, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

THOMPSON HINE LLP ATTORNEYS AT LAW	300 Madison Avenue, 27th Floor New York, New York 10017-6232	www.ThompsonHine.com O: 212.344.5680 F: 212.344.6101

September 30, 2025

As a result of and subject to the foregoing, we are of the opinion that (1) the Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (2) the Pre-Funded Warrants, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company, (3) the Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants pursuant to the terms of the Pre-Funded Warrants against payment of the exercise price therefor as provided in the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable, (4) the Warrants, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company, (5) the Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms of the Warrants against payment of the exercise price therefor as provided in the Warrants, will be validly issued, fully paid and non-assessable, (6) the Underwriter Warrants, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company, and (7) the Underwriter Warrant Shares, when issued upon exercise of the Underwriter Warrants pursuant to the terms of the Underwriter Warrants against payment of the exercise price therefor as provided in the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Warrants, the Warrant Shares, the Registration Statement, or the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the caption “Legal Matters” contained in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP